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                                                                 EXHIBIT 23.2(b)



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Prime Hospitality Corp.:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Prime Hospitality Corp. and subsidiaries included in this registration statement and have issued our report thereon dated March 17, 1994. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedules listed under "Item 16(b)" are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                           ARTHUR ANDERSEN & CO.


Roseland, New Jersey
March 17, 1994